EXHIBIT 99.1

Contacts:	Investors and Financial Media:
West Pharmaceutical Services, Inc.	FD
Michael A. Anderson	Evan Smith / Theresa Kelleher
Vice President and Treasurer	(212)850-5600
(610)594-3345	wst@fd.com

WEST TO PRESENT AT UPCOMING CONFERENCES

LIONVILLE, PA, January 5, 2009– West Pharmaceutical Services, Inc. (NYSE: WST) today announced that management will be presenting at two upcoming conferences:

•	CJS Securities’ Ninth Annual “New Ideas for the New Year” Conference in New York City. The presentation is scheduled for 1:55pm on Wednesday, January 7, 2009.

•	Sidoti & Company’s Sixth Annual Palm Beach Emerging Growth Institutional Investor Forum in Palm Beach, FL. The presentation is scheduled for 8:30am on Thursday, January 15, 2009.

These conferences will not be webcast. Copies of the Company’s presentation documents will be posted on the investor link of the Company’s website at www.westpharma.com.

In presentation documents and its commentary, management will address a broad range of topics, including the history of the Company, its businesses, markets, strategies and factors that have and may be expected to impact the Company’s financial results. Management will not provide any further information concerning 2008 operating results or 2009 expectations.  The Company expects to announce 2008 fourth quarter and annual results and to provide updated 2009 expectations in its press release and analyst call,  tentatively scheduled for February 19, 2009, the date and time of which will be confirmed by press release approximately one week in advance.

About West Pharmaceutical Services, Inc.

West Pharmaceutical Services, Inc. is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West Pharmaceutical Services supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.